CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 19, 2016 on the financial statements and financial highlights of Touchstone Strategic Trust (comprising, respectively, Touchstone Credit Opportunities Fund, Touchstone International Small Cap Fund, Touchstone Large Cap Fund, Touchstone Small Cap Value Opportunities Fund, and Touchstone Value Fund), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2016, in Post-Effective Amendment Number 144 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
October 26, 2016